Exhibit 10.07

                        MANAGEMENT INCENTIVE PLAN

                               Canmax Inc.


  BACKGROUND AND OBJECTIVES

  The Management Incentive Plan (the MIP) for Canmax Inc. (Canmax) provides annual incentive compensation opportunity for key executives for achieving critical annual financial goals of the Company. The following document defines MIP eligibility, the size of potential award opportunities, performance measurement, form and timing of award payments, administrative guidelines and definitions for ongoing MIP management.

  ELIGIBILITY

  Award eligibility will be determined by the CEO at the beginning of each performance/award period, based on management's recommendations. Generally, MIP participants will be selected from key executives who primarily are responsible for the annual growth and profitability of the Company. The number of eligible MIP participants is expected to vary from year to year, as Canmax expands and as the Company's compensation strategy and programs are refined. A participant must be employed by Canmax at least six months prior to the end of the applicable performance measurement period to be eligible for an award.

  AWARD OPPORTUNITIES

  At the beginning of each performance cycle, each participant in the MIP will be assigned a targeted award opportunity that can increase to twice the targeted amount (or decrease to zero) based on performance achievement. The targeted awards for MIP participants will range from 20% to 40% of each employee's salary rate at the end of the performance cycle (See Exhibit 1). Within 60 days from the end of the fiscal year, each participant's salary rate will be multiplied by the actual MIP award percentage earned to determine the dollar value of the award.

  MIP AWARD POOL

  The MIP award pool shall be established at the beginning of each fiscal year. The size of the MIP pool will equal 100% of all targeted MIP awards for all MIP participants for that year.

  PERFORMANCE MEASURES

  The overall compensation strategy of Canmax is to provide key executives with competitive total direct pay opportunity. The two cash components of the Canmax compensation program are base salary and annual incentive opportunity. Periodic base salary adjustments will be used to reward an employee's sustained job performance over time, while also recognizing external salary market movement and increases in job responsibility. The MIP will provide annual incentive pay opportunity, with potential rewards tied to annual performance achievement.

  The primary performance measures for all MIP participants will be revenue growth and pre-tax (OI) operating income (net of bonus plan costs), as defined in the Canmax annual business plan. In addition to the MIP targets, senior management and the Canmax Board of Directors jointly will establish minimum acceptable and outstanding MIP goals as follows:

  Minimum Acceptable - Canmax performance at 70% of the target level, at or below which no incentive will be paid;

  Target - Canmax performance at 100% of target, where the MIP adjustment factor is 1X, with "X" equal to the target incentive pool; and

  Outstanding - Canmax performance at or above 120% of target, where the MIP adjustment factor is 2.0X, with "X" equal to the target incentive pool.

  Normally, MIP performance goals will be set annually, at the beginning of each fiscal year. Such MIP goals may equal or exceed the goals in the Canmax business plan.

  The Company will review actual results measured against goals set at the beginning of the year to establish the size of the MIP awards earned during the year. MIP awards will be paid out within 60 days from the end of the fiscal year. Similarly, prior to fiscal year end, senior management will recommend to the Board of Directors appropriate MIP corporate performance goals and weights for the next performance cycle.

  Exhibit 2 presents a sample corporate performance matrix that would be used to modify the MIP award pool for 1996 performance goal achievement. (Final 1996 goals for MIP purposes will be established at the end of March, 1996, when the 1996 business plan is finalized.)

  If, during a performance cycle, Canmax's Board of Directors determines that an accounting reserve needs to be set aside to fund a future financial contingency for Canmax , the Board shall establish such a reserve and make the appropriate adjustment(s) in the MIP targets for the affected performance cycle(s). Similarly, the Board of Directors has the authority to modify the MIP targets at the end of a performance cycle to adjust for extraordinary circumstances, including mergers, acquisitions, recapitalizations, or any other substantial changes in the Canmax business plan(s).

  The Board of Directors also retains the right and authority to adjust, amend, or suspend any current payments in the MIP for any given performance cycle, if, in the good faith determination of the Board of Directors, the payments of such MIP amounts would result in a material adverse change to, or a material decline in, the financial condition or prospects of Canmax .

  FORM AND TIMING OF AWARDS

  MIP award calculations will be finalized within 60 days after fiscal year end. The annual component of the MIP will be paid in cash in one lump sum, unless a participant makes an election to voluntarily defer all or a portion of his/her award.

  Voluntary deferrals must be submitted to the CEO in writing at the beginning of the fiscal year to avoid constructive receipt, i.e., tax liability before the award is actually paid to the executive.

  Options to defer should be limited to one half or all of the award and should be limited to a maximum of three progress payments to avoid administrative complexity.

  ADMINISTRATIVE GUIDELINES AND DEFINITIONS

  The MIP shall be administered jointly by the CEO and CFO of Canmax . All decisions made by the CEO shall be final and binding.

  Employee Termination - A participant must be an employee of the Company on the day the MIP award is finalized and approved for payment by the Canmax Board of Directors.

  New Hires - Newly hired participants shall earn MIP awards on a pro-rata basis, based on their date of employment. However, to be eligible for an award the employment date must be at least six months prior to the end of the MIP performance measurement period.

  Base Salary Rate - Base salary for MIP award calculations shall be the annualized base rate for the performance period in which the award is earned.

  Support Documentation - The CFO of the Company shall be responsible for maintaining all necessary support documentation regarding performance and bonus calculations under the MIP.

  EXHIBIT 1


                               Canmax Inc.

                          ANNUAL INCENTIVE PLAN

                  INCENTIVE OPPORTUNITY AS A % OF SALARY



              POSITION         MINIMUM     TARGET       MAXIMUM


                 CEO             0%          40%          80%


            EVP Bus Dvlpt        0%          30%          60%


              EVP & CFO          0%          30%          60%


             VP Customer         0%          20%          40%
               Support

           VP Development        0%          20%          40%


             VP Research         0%          20%          40%


              VP Sales           0%          10%          20%

EXHIBIT 2

                               Canmax Inc.

                        MANAGEMENT INCENTIVE  PLAN
                 ANNUAL AWARD OPPORTUNITY VS. PERFORMANCE:


                           1996 Revenue / Plan Revenue
1996 Oper
Profit        <70%     80%     90%    100%    105%    110%     115%    >120%
Levels          $       $       $      $       $       $         $       $
             7,910k  9,040k  10,170k 11,300k 11,865k 12,430k  12,995k 13,560k

   >350%      100%    120%    140%    160%    170%    180%     190%    200%
   $850k

    280%       90%    110%    130%    145%    155%    165%     180%    190%
   $700k

    220%       80%    100%    115%    130%    140%    150%     170%    180%
   $550k

    160%       70%     85%    100%    115%    130%    145%     155%    170%
   $400k

    100%       60%     75%     90%    100%    120%    130%     145%    160%
   $250k

     60%       50%     60%     75%     90%    100%    115%     130%    140%
   $150k

     40%       20%     40%     60%     70%     85%    100%     110%    120%
   $100k

    <20%        0%     20%     40%     60%     70%     80%      90%    100%
    $50k

EXHIBIT 3

                              Canmax Inc.

                        MANAGEMENT INCENTIVE PLAN

                         SAMPLE AWARD CALCULATION



  ASSUMPTIONS:

  VP's current salary is $ 90,000.

  Targeted MIP award is 20% of salary or $ 18,000.

  Annual Goal Achievement: Operating Profit (OP) is 100% of Goal and Revenue is 90% of Goal (90% of Targeted MIP component earned based on matrix).

  CALCULATIONS:

  Current Salary:                           $ 90,000

  Percentage Target:                           x .20

  Target Incentive:                         $ 18,000


  Performance Adjustment (90% re: Matrix):     x .90

  Annual Bonus Earned:                      $ 16,200